EXHIBIT 99.1

    ADVANCED NUTRACEUTICALS, INC. ANNOUNCES RECORD YEAR END RESULTS AND SALES

Denver, CO, January 13, 2005 - Advanced Nutraceuticals, Inc. (OTCBB: ANII), announced today results for the year ended September 30, 2004. These are the first annual reported results of the Company's operations following the March 2004 divestiture of its unprofitable subsidiary, ANI Pharmaceuticals, Inc. ("ANIP"). The successful operations and earnings of the Company's operating subsidiary, Bactolac Pharmaceutical, Inc. ("Bactolac"), continues at record levels.

Record net sales from continuing operations at Bactolac for the year ended September 30, 2004 were $17.6 million compared to $12.8 million for the year ended September 30, 2003, a 38% increase. The Company reported net income from continuing operations of $4.2 million, or $.84 per common share ($.74 diluted), compared with net income of $1.9 million, or $.39 per common share ($.39 diluted) for the 2003 period. The 2004 period includes the net effect of a recorded $1.3 million deferred income tax benefit.

Net loss from discontinued operations of ANIP for the year ended September 30, 2004 was $(1.2) million, or $(.23) per common share ($(.21) diluted), compared with a net loss of $(5.8) million, or $(1.16) per common share ($(1.13) diluted) for the year ended September 30, 2003. These amounts include the effect of a recorded $663,000 deferred tax benefit on the discontinued operations for 2004. At the March 2004 ANIP sale closing, the Company used the entire net cash proceeds to reduce the Company's secured indebtedness by approximately $3.0 million.

As previously disclosed, the Company continues to work with The Seidler Companies Incorporated, a Los Angeles based investment banking firm and NYSE member, and BCL Partners, a Houston based corporate finance specialist, to advise and assist the Company on a defined non-exclusive basis with assisting and evaluating the Company's future strategy and to explore possible options to enhance and maximize shareholder value. The Company is also considering seeking a listing for trading of its common shares on either the American Stock Exchange or NASDAQ.

Dr. Reddy, founder and president of Bactolac, and the largest shareholder of the Company, said "Bactolac continues to experience expanded customer opportunities, both domestically and internationally. We are excited to see record sales levels and believe our commitment to customer service and production efficiencies will continue to generate growth opportunities."

                 Condensed Consolidated Statements of Operations

                                               Year Ended September 30,
                                               ------------------------
    (In thousands except per share data)         2004            2003
                                               --------        --------
    Net sales                                  $ 17,639        $ 12,794
    Gross profit                                  6,028           4,690
    General and administrative expenses           2,849           2,554
                                               --------        --------
         Operating income                         3,179           2,136

    Other expenses, net                            (276)           (200)
                                               --------        --------
    Income from continuing
         operations before taxes                  2,903           1,936

    Income tax (expense) benefit                  1,332            --
                                               --------        --------
    Income from continuing operations             4,235           1,936


    Loss from discontinued operations,
         net of income tax benefit               (1,187)         (5,779)
                                               --------        --------
         Net income (loss)                     $  3,049        $ (3,844)
                                               ========        ========
    Basic income (loss) per share
         Continuing operations                 $    .84        $    .39
         Discontinued operations                   (.23)          (1.16)
                                               --------        --------
                                               $    .61        $   (.77)
                                               ========        ========
    Diluted income (loss) per share
         Continuing operations                 $    .74        $    .38
         Discontinued operations                   (.21)          (1.13)
                                               --------        --------
                                               $    .53        $   (.75)
                                               ========        ========
    Weighted average shares outstanding:
        Basic                                     5,029           4,993
                                               ========        ========
        Diluted                                   5,729           5,118
                                               ========        ========

                      Condensed Consolidated Balance Sheet
                                 (In thousands)

                                                         September 30,
                                                             2004
                                                            -------
                                     ASSETS
    Current assets                                          $ 8,143
    Property and equipment, net                               1,120
    Other assets                                              8,248
                                                            -------
    Total assets                                            $17,511
                                                            =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities                                     $ 2,161
    Long term liabilities                                       184
    Stockholders' equity                                     15,166
                                                            -------

    Total liabilities and stockholders' equity              $17,511
                                                            =======
    For additional information contact:

Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@anii.cc) or
Gregory Pusey  (303) 722-4008 (Email: gpusey@anii.cc)

--------------------------------------------------------------------------------
This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including adverse changes in market conditions, fluctuations in sales volumes and problems in collecting receivables. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

                                        3